AGREEMENT AND PLAN OF MERGER, dated as of October 24, 1997 (the
"Agreement"), among MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Parent"), MERIT BEHAVIORAL CARE CORPORATION, a Delaware corporation (the "Company"), and MBC MERGER CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:

                  WHEREAS, the Directors of the Company have unanimously determined that the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to and in the best interests of the Company and its stockholders;

                  WHEREAS, in the Merger, the Company will be the surviving corporation, and each share of common stock, par value $.01 per share, of the Company (the "Common Stock") will be converted into the right to receive the cash consideration specified in Section 2.07(c) hereof;

                  WHEREAS, the Boards of Directors of the Company, the Parent and Merger Sub have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, and the Company has recommended approval and adoption of this Agreement and the Merger by its stockholders;

                  WHEREAS, MBC Associates, L.P., a Delaware limited partnership ("MBC Associates"), and KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners"), collectively own 21,000,000 shares of Common Stock, 38 Newbury Ventures/MBC Limited Partnership, a Massachusetts limited partnership ("Newbury"), owns 600,000 shares of Common Stock, Albert S. Waxman, the Albert
S. Waxman Family Charitable Remainder Unitrust (the "Waxman Trust") collectively own 2,055,100 shares of Common Stock, Arthur H. Halper owns 100,000 shares of Common Stock, Michael G. Lenahan owns 100,000 shares of Common Stock and John A. Budnick owns 50,000 shares of Common Stock, all of which shares represent, as of the date hereof, in the aggregate approximately 81.3% of the outstanding Common Stock; and

                  WHEREAS, MBC Associates, KKR Partners, Newbury, the Waxman Trust and Messrs. Waxman, Halper, Lenahan and Budnick (collectively, the "Company Stockholders") have approved this Agreement and the Merger.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Parent, the Company and Merger Sub agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

                  SECTION 1.01.     Certain Defined Terms.
As used in this Agreement, the following terms have the following meanings:

                  "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has been provided to the applicable party.

                  "Affiliate" means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

                  "Aggregate Cash Consideration" means an amount equal to (i) $750,000,000, plus (ii) Aggregate Option Exercise Price, less (iii) Net Debt, less (iv) fees and expenses incurred by the Company in connection with the transactions contemplated hereby (including without limitation the fees referenced in Section 3.21 and specifically excluding any fees and expenses associated with obtaining the financing under the Commitment Letter).

                  "Aggregate Option Exercise Price" means an amount equal to the aggregate dollar amount of the exercise price on all Company Options outstanding immediately prior to the Effective Time.

                  "Agreement" means this Agreement and Plan of Merger, dated as of October 24, 1997, by and among Parent, the Company and Merger Sub (including the Disclosure Schedule and Parent Disclosure Schedule) and all amendments hereto made in accordance with Section 9.10.

                  "Balance Sheet" means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date, together with related notes thereto.

                  "Balance Sheet Date" means August 31, 1997.

                  "Books and Records" means all books of account and other financial records pertaining to the Company and the Company Subsidiaries.

                  "Business" means the business of providing or administering managed behavioral health care services or providing behavioral health care services, including managed mental health programs and substance abuse programs and employee assistance programs and utilization management, care management and network management concerning behavioral health care services, throughout the United States, as conducted by the Company and the Company Subsidiaries.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "Company Financial Statements" means audited consolidated financial statements of the Company for the twelve months ended September 30, 1996, September 30, 1995 and September 30, 1994 and unaudited condensed financial statements for the eleven months ended on the Balance Sheet Date.

                  "Company Options" means options to purchase Common Stock granted pursuant to the 1995 Plan and the 1996 Plan.

                  "Company Subsidiaries" means the Subsidiaries of the Company (each of which is individually referred to as a "Company Subsidiary").

                  "Compensation Arrangement" means any written plan or compensation arrangement, other than an Employee Plan, with respect to which the Company or any ERISA Affiliate contributes, which the Company or any ERISA Affiliate sponsors or maintains or to which it or any ERISA Affiliate otherwise is bound, which provides to employees, or former employees, of the Company or any ERISA Affiliate, with respect to the period of their employment, any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, vacation pay and any other employee fringe benefit plan.

                  "Confidentiality Agreement" means the letter agreement between the Company and Parent dated as of September 2, 1997.

                  "Contract" means any contract, agreement, indenture, note, bond, loan, letter of credit, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, insurance policy, binding commitment or other agreement, whether written or oral.

                  "Debt" means any indebtedness, obligation or liability of the Company or any Company Subsidiary for borrowed money, capitalized leases, and obligations under reimbursement agreements related to letters of credit (excluding intercompany indebtedness). The amount of Debt related to a capitalized lease shall equal that amount required by GAAP to be set forth on a balance sheet.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Disclosure Schedule" means the Disclosure Schedule dated as of the date of this Agreement delivered to Parent by the Company.

                  "Employee Plan" means any pension, profit-sharing, deferred compensation, vacation, bonus, severance, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA to which the Company or any ERISA Affiliate contributes, which the Company or any ERISA Affiliate sponsors or maintains, or to which the Company or any ERISA Affiliate otherwise is bound.

                  "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, option, right to purchase, right to convert, judgement or other encumbrance of any kind.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any trade or business under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Authority" means any government, governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state or local.

                  "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority.

                  "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Internal Revenue Code" or "Code" each means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge" or "known" means, with respect to any matter in question, if any of Albert Waxman, Arthur Halper, John Budnick, Michael Lenahan, Richard Surles, David Stone, Doug Wiley, Ken Hawes, John Docherty and Pat Schmiedeler of the Company and the members of the Board of Directors of the Company designated by KKR Partners have actual knowledge of such matter as of the date of this Agreement.

                  "Law"  means  any  federal,   state  or  local  statute,  law,
ordinance, regulation, rule, code, order or rule of common law.

                  "Leased Real Property" means the real property leased by the Company and the Company Subsidiaries, as tenant, together with, to the extent leased by the Company and the Company Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company and the Company Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Leases" means the leases for the Leased Real Property.

                  "Liabilities"  means  any  and  all  debts,   liabilities  and
obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

                  "Licenses" means all of the licenses, permits and other governmental authorizations required for the operation of the Business as conducted as of the date of this Agreement.

                  "Material Adverse Effect" means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except for any such changes or effects resulting directly or primarily from (i) the announcement or other disclosure or consummation of the transactions contemplated by this Agreement, (including, without limitation, the breach, termination, cancellation or non-renewal by any customer of any customer contracts primarily as a result of such announcement, disclosure or consummation), (ii) regulatory changes or changes in the managed behavioral health care services industry, or (iii) general economic conditions.

                  "Merger" shall mean the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with this Agreement and the Certificate of Merger.

                  "Multiemployer Plan" means a plan, as defined in ERISA
Section 3(37).

                  "Net Debt" means an amount equal to (i) Debt outstanding at September 30, 1997, less (ii) Unrestricted Cash at September 30, 1997, less
(iii) the amount of notes receivable from officers of the Company outstanding at September 30, 1997, plus (iv) $8,200,000.

                  "Parent  Disclosure  Schedule"  means  the  Parent  Disclosure
Schedule dated as of the date of this Agreement delivered to the Company by Parent.

                  "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business, (ii) Encumbrances for Taxes not yet payable and for Taxes being contested in good faith, (iii) Encumbrances in favor of Parent or Merger Sub arising out of, under or in connection with this Agreement and (iv) Encumbrances and imperfections of title that do not secure payment of indebtedness and the existence of which would not materially affect the use of the property subject thereto, consistent with past practice.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  "Subsidiaries" with respect to a Person means any other Person in which such Person has a direct or indirect equity or ownership interest in excess of 50% or has the right to appoint a majority of directors, in the case of a corporation, or managers, in the case of a limited liability company (or persons performing similar functions).

                  "Tax" or "Taxes" means all federal, state, local and foreign income, estimated income, gross receipts, sales, use, social security, employees' withholding, unemployment, disability, excise, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                  "Unrestricted Cash" means the aggregate of all amounts included on the consolidated September 30, 1997 balance sheet of the Company under the line items "Operating - MBC," "Operating - CMG" and "Temporary Borrowings," plus $4,735,000

                  SECTION 1.02.     Other Defined Terms.



 The following terms have the meanings defined for such terms in the Sections set forth below:

         Term                                                                   Section

         Annual Gross Revenue Amount                                            5.05(b)
         Antitrust Laws                                                         5.05(b)
         Bank Debt                                                              5.10
         Cash Consideration                                                     2.07(c)
         Certificate of Merger                                                  2.02
         Certificates                                                           2.08(b)
         Closing                                                                2.03
         Closing Date                                                           2.03
         Commitment Letter                                                      4.05
         Common Stock                                                           Recitals
         Company                                                                Preamble
         Company Active Entity                                                  3.04
         Company Inactive Entity                                                3.04
         Company Other Entity                                                   3.04
         Company Stockholders                                                   Recitals
         Dissenting Shares                                                      2.10
         Effective Time                                                         2.02
         Excess Amount                                                          5.05(b)
         Exchange Agent                                                         2.08(a)
         Exchange Fund                                                          2.08(a)
         Hardware                                                               3.12
         Indemnified Parties                                                    5.09(a)
         Listed Contracts                                                       3.16(a)
         KKR Partners                                                           Recitals
         MBC Associates                                                         Recitals
         Merger Sub                                                             Preamble
         Newbury                                                                Recitals
         1995 Plan                                                              2.10(a)
         1996 Plan                                                              2.10(b)
         Option Certificate                                                     2.08(b)
         Parent                                                                 Preamble
         Preliminary Schedule                                                   2.07(d)
         Section 3.13 Leases                                                    3.13
         Section 3.19 Affiliates                                                3.19
         Senior Subordinated Notes                                              5.10
         Software                                                               3.12
         Stock Certificate                                                      2.08(b)
         Sub Capital Stock                                                      2.07(a)
         Subsidiary Shares                                                      3.04(b)
         Surviving Corporation                                                  2.04
         Threshhold Amount                                                      5.05(b)
         Waxman Trust                                                           Recitals


                                   ARTICLE II.

                                     MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, Merger Sub will merge with and into the Company at the Effective Time (as defined in Section 2.02).

SECTION 2.02. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger in form and substance satisfactory to the parties and in such form as is required by the relevant provisions of the DGCL (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 2.03). The Merger shall become effective at such time as is specified in the Certificate of Merger (the time at which the Merger has become fully effective being hereinafter referred to as the "Effective Time").

SECTION 2.03. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by Parent and the Company, which shall be no earlier than the 45th day following the date of this Agreement and after such date, shall be no later than the second Business Day after satisfaction or, if permissible, waiver of the conditions set forth in
Article VII (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, 10022, unless another date, place or time is agreed to in writing by Parent and the Company. At the Closing (i) the documents, certificates and instruments referred to in Article VII shall be executed and delivered, (ii) the cash to be deposited (in immediately available funds) with the Exchange Agent for disbursement pursuant to Section 2.08 shall be deposited, and (iii) all amounts contemplated by Section 5.10(i) to be paid at Closing shall be paid.

SECTION 2.04. Effect of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.05. Certificate of Incorporation and Bylaws of the Surviving Corporation . At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time until duly amended in accordance with applicable laws.

SECTION 2.06. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company specified in the Certificate of Merger shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company shall use reasonable efforts to cause each director of the Company to tender his or her resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

SECTION 2.07. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of the following securities:

                  (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock, par value $.01 per share, of Merger Sub (the "Sub Capital Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. At the Effective Time, Parent, as the sole holder of the Sub Capital Stock, shall surrender any and all certificates representing such Sub Capital Stock to the Surviving Corporation and shall be entitled to receive in exchange therefor a certificate representing the number of shares of common stock of the Surviving Corporation into which the Sub Capital Stock theretofore represented by the certificates so surrendered shall have been converted as provided in this Section 2.07(a). From and after the Effective Time, until so surrendered, each certificate theretofore representing shares of issued and outstanding Sub Capital Stock shall be deemed for all corporate purposes to evidence the number of shares of common stock of the Surviving Corporation into which such shares of Sub Capital Stock shall have been converted.

                  (b) Cancellation of Treasury Stock. All shares of Common Stock that are owned by the Company as treasury stock shall be automatically canceled, retired and extinguished and shall cease to exist and no payment or consideration shall be made or delivered with respect thereto.

                  (c) Common Stock of the Company. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.07(b) and any Dissenting Shares, as defined below) shall be converted into and represent the right to receive an amount, in cash, equal to the quotient obtained by dividing (i) the Aggregate Cash Consideration, by (ii) the total number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.07(b)) plus the number of shares issuable upon exercise of Company Options outstanding immediately prior to the Effective Time (the "Cash Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, retired and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares (other than any Dissenting Shares) shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 2.08, the Cash Consideration into which such shares have been converted in accordance herewith.

                  (d) Establishing the Cash Consideration. Five days prior to the Effective Time, the Company shall provide Parent with a schedule (the "Preliminary Schedule"), setting forth in reasonable detail, the estimated Cash Consideration as of the Effective Time. Parent shall promptly review such schedule and provide any disagreements on such schedule within two days of receipt of such schedule. The Company and Parent shall resolve any disputes on the preparation of the Preliminary Schedule and agree upon a final Cash Consideration which reflects changes, if any, between the date of delivery of the Preliminary Schedule and the Effective Time.

SECTION  2.08.   Exchange  of   Certificates.   The  procedures  for  exchanging
certificates which prior to the Effective Time represented shares of Common Stock for the Cash Consideration pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Common Stock and Company Options outstanding immediately prior to the Effective Time (other than Dissenting Shares), for exchange in accordance with this Section 2.08, through the Exchange Agent, cash in the aggregate amount sufficient to pay the Cash Consideration for all shares of Common Stock converted pursuant to Section 2.07(c) and to pay amounts payable to holders of Company Options pursuant to
Section 2.10 (such cash being hereinafter referred to in the aggregate as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash required to be delivered pursuant to Section 2.07(c) and Section 2.10 out of the Exchange Fund to holders of shares of Common Stock and Company Options, respectively. Except as contemplated by Section 2.08(e), the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. Commencing on the 35th day after the date hereof, Parent shall cause the Exchange Agent to promptly deliver to each holder of record of a certificate or certificates representing outstanding shares of Common Stock (the "Stock Certificates") and to each holder of record of a certificate or instrument which immediately prior to the Effective Time represented any outstanding Company Options (the "Option Certificates" and, collectively together with the Stock Certificates, the "Certificates") from whom the Exchange Agent receives a written request (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only at or following the Effective Time and upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the cash payable pursuant to Section 2.07(c) or 2.10, as the case may be, with respect to the shares of Common Stock or Company Options formerly represented thereby. The letter of transmittal with respect to Option Certificates shall contain language waiving any claims the holders thereof may have against Parent or the Company or any Affiliates of either with respect to the Company Options. As soon as reasonably practicable (and in any event not later than three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail a letter of transmittal and the instructions described above to each holder of record of a Certificate who has not previously requested such documents from the Exchange Agent.

Each holder of a Certificate shall be entitled to surrender such Certificate to the Exchange Agent at the Effective Time in accordance with the procedures described herein. Upon surrender of a Stock Certificate or Option Certificate, as the case may be, to the Exchange Agent, together with such letter of transmittal, duly executed, (x) the holder of such Stock Certificate shall be entitled to receive promptly in exchange therefor the Cash Consideration (to be paid in immediately available funds) which such holder has the right to receive pursuant to the provisions of Section 2.07(c) (provided that Stock Certificates delivered to the Exchange Agent at the Closing shall be paid at the Closing) and the Stock Certificate so surrendered shall immediately be canceled, and (y) the holder of such Option Certificate shall be entitled to receive (to be paid in immediately available funds) promptly (but no earlier than the seventh day after the Closing Date) in exchange therefor the consideration which such holder has the right to receive pursuant to Section 2.10 hereof (which shall include the interest payment specified in Section 2.10). (c) Distributions With Respect to Unexchanged Shares. No payment shall be made to the holder of any unsurrendered Certificate in respect thereof until the holder of record of such Certificate shall surrender such Certificate to Parent in accordance herewith.

                  (d) No Further Ownership Rights in Common Stock or Company Options. The payment made upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock or Company Options, as appropriate, theretofore represented by such Certificates.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 180 days after the Effective Time shall be delivered to Parent upon demand, and any former holder of shares of Common Stock or Company Options, as appropriate, who has not previously complied with this
Section 2.08 shall thereafter look only to Parent for payment of such former holder's claim for payment in respect of such holder's shares of Common Stock or Company Options, as appropriate.

                  (f) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of shares of Common Stock for any cash, stock or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required by Law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law provided, however, that if a zero or reduced rate is available by Law, Parent, the Surviving Corporation and Exchange Agent shall deduct or withhold such lower amounts. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or Company Options, as appropriate, in respect of which such deduction and withholding was made.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in such form as Parent may reasonably require and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the payment deliverable in respect thereof pursuant to this Agreement.

SECTION 2.09. Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock on the books and records of the Company or the Surviving Corporation. If, after the Effective Time, any Certificates are presented to the Exchange Agent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.09.

SECTION 2.10.     Company Options.

                  (a) 1995 Option Plan. Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company, as administrator of the 1995 Stock Purchase and Option Plan for Employees of the Company (the "1995 Plan"), shall pursuant to its authority under Section 9 of the 1995 Plan provide that each option issued under the 1995 Plan shall (i) upon stockholder approval pursuant to Code Section 280G(b)(5)(A)(ii) become exercisable immediately prior to the Effective Time, and (ii) after the Effective Time be exercisable only for an amount of cash equal to that which would have been received by the holder of such option as a result of the Merger if such holder had exercised such option immediately prior to the Effective Time. The Company shall, prior to the Effective Time, pursuant to the provisions of Section 2.08, offer to pay, subject to consummation of the Merger, each holder of an option issued under the 1995 Plan an amount equal to (x) the aggregate Cash Consideration into which the shares of Common Stock issuable upon exercise of such option would have been converted if such option had been exercised immediately prior to the Effective Time, reduced by (y)(I) the aggregate exercise price for the shares of Common Stock then issuable upon exercise of such option, and (II) the amount of any withholding taxes which may be required thereon, in return for the cancellation of such option, plus (z) an amount equal to the interest which would accrue at a fluctuating rate per annum equal to the prime interest rate announced by The Chase Manhattan Bank, N.A., from time to time, compounded daily, on such remainder for the period commencing on the Closing Date and ending on the such payment is made (but in no event shall interest accrue for more than seven days).

                  (b) 1996 Option Plan. Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company, as administrator of the Company 1996 Employee Stock Option Plan (the "1996 Plan"), shall pursuant to its authority under Section 11 of the 1996 Plan provide that each option issued under the 1996 Plan shall after the Effective Time be exercisable only for an amount of cash equal to that which would have been received by the holder of such option as a result of the Merger if such holder had exercised such option immediately prior to the Effective Time. Subject to stockholder approval pursuant to Code Section 280G(b)(5)(A)(ii), the Company shall, prior to the Effective Time, pursuant to the provisions of Section 2.08, offer to pay, subject to consummation of the Merger, each holder of an option issued under the 1996 Plan an amount equal to (x) the aggregate Cash Consideration into which the shares of Common Stock issuable upon exercise of such option would have been converted if such option had been exercised immediately prior to the Effective Time, reduced by (y)(i) the aggregate exercise price for the shares of Common Stock then issuable upon exercise of such option, and (ii) the amount of any withholding taxes which may be required thereon, in return for the cancellation of such option, plus (z) an amount equal to the interest which would accrue at a fluctuating rate per annum equal to the prime interest rate announced by The Chase Manhattan Bank, N.A., from time to time, compounded daily, on such remainder for the period commencing on the Closing Date and ending on the such payment is made (but in no event shall interest accrue for more than seven days).

                  SECTION 2.11.     Dissenting Shares.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not consented to the Merger in writing and who shall have properly delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn such demand or otherwise lost their appraisal rights (the "Dissenting Shares") shall not be converted into or represent the right to receive Cash Consideration. Such stockholders shall be entitled to have such shares of Common Stock held by them appraised in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or otherwise lost their right to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Cash Consideration therefor, upon surrender in accordance with
Section 2.08(b) of the Stock Certificate or Stock Certificates that formerly evidenced such shares of Common Stock.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of demands for appraisal, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demand for appraisal rights.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Incorporation and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.02. Incorporation and Qualification of the Company and the Company Subsidiaries. The Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all material respects as currently conducted by the Company or such Company Subsidiary. The Company and each Company Subsidiary is duly qualified as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Except as set forth on
Section 3.02 of the Disclosure Schedule, true and complete copies of the Certificate of Incorporation and Bylaws and stock and minute books of the Company and each Company Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available for review by Parent.

SECTION 3.03. Capital Stock of the Company. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Agreement, 29,396,158 shares of Common Stock are issued and outstanding; and no shares of Preferred Stock are outstanding; and the Company has no other voting securities outstanding. Such shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Section 3.03 of the Disclosure Schedule sets forth, as of the date hereof, all of the record owners of the outstanding Common Stock and their respective holdings of shares of Common Stock. Except as set forth on
Section 3.03 of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any of its shares of capital stock other than the outstanding Company Options representing the right to purchase up to 6,992,725 shares of Common Stock. Except as set forth on Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company is a party with respect to the governance of the Company or voting or transfer of its shares of capital stock. Except as set forth on
Section 3.03 of the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other securities or equity interests of the Company.

                  Subsidiaries 2 .  Subsidiaries

                  (a) Other than the Company Subsidiaries, and except as set forth in Section 3.04(a) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, limited liability companies, associations or other entities in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest. Except as set forth in Section 3.04(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a member of any partnership, nor is the Company or any Company Subsidiary a participant in any joint venture or similar arrangement constituting a legal entity. The entities disclosed on Section 3.04(a) of the Disclosure Schedule are referred to each as a "Company Other Entity" and collectively as the "Company Other Entities." Section 3.04(a) of the Disclosure Schedule sets forth the jurisdiction of organization of each Company Other Entity and the current ownership of the Company or any Company Subsidiary of such equity interest of each Company Other Entity. The equity interest of each such Company Other Entity owned by the Company or any Company Subsidiary is owned free and clear of all Encumbrances, except those set forth on Section 3.04(a) of the Disclosure Schedule and Encumbrances arising pursuant to this Agreement. Except as disclosed on Section 3.04(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is required to make any additional capital contribution or provide additional funding to, or acquire any securities or equity interests of any Company Other Entity.

                  Section 3.04(aa) of the Disclosure Schedule sets forth those Company Other Entities which are currently inactive and have not previously been actively engaged in any material business activity or operations (the "Company Inactive Entities"; and those Company Other Entities that are not Company
Inactive Entities are referred to as "Company Active Entities"). To the Knowledge of the Company as of the date hereof, each of the Company Active Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business in all material respects as currently conducted by such Company Active Entity and is duly qualified as a foreign organization in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have a Material Adverse Effect. Except as set forth on Section 3.04(aa) of the Disclosure Schedule, to the Company's Knowledge as of the date hereof, there are no voting trusts, stockholders agreements, proxies or other agreements in effect to which any Company Active Entity is a party with respect to the voting or transfer of any equity interest of such Company Active Entity or the repurchase, redemption or acquisition of any equity interest of such Company Active Entity.

                  (b) Section 3.04(b) of the Disclosure Schedule sets forth the jurisdiction of organization of each Company Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership by the Company and the Company Subsidiaries of such shares (collectively, the "Subsidiary Shares"). The Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the Company Subsidiaries owned by the Company and Company Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Company Subsidiary obligating any Company Subsidiary to issue or sell any of its shares of capital stock. Either the Company or another Company Subsidiary owns the Subsidiary Shares issued by the respective Company Subsidiaries, free and clear of all Encumbrances, except (i) as set forth in Section 3.04(b) of the Disclosure Schedule and (ii) Encumbrances arising pursuant to this Agreement. Except as set forth in Section 3.04(b) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any Company Subsidiary is a party with respect to the governance of a Company Subsidiary, the voting or transfer of the Subsidiary Shares or the repurchase, redemption or acquisition of any capital stock or other securities or equity interests of such Company Subsidiary.

                  (c) Section 3.04(a) and (b) of the Disclosure Schedule describe any material earnout arrangement or similar obligation of the Company or any Company Subsidiary arising from any merger, consolidation or acquisition of stock or assets or other similar acquisition by the Company or any Company Subsidiary.

SECTION 3.05. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.11 have been obtained and all filings and notifications listed in Section 3.11 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Parent or as described in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company does not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Company, (b) conflict with or violate in any material respect any material Law or Governmental Order applicable to the Company, any Company Subsidiary or, to the Company's Knowledge, any Company Active Entity, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company or any Company Subsidiary is a party or by which any of such assets or properties is bound or affected.

SECTION 3.06. Financial Statements. The Company has caused to be prepared and delivered to Parent the Company Financial Statements (copies of which are included in the Disclosure Schedule). The Company Financial Statements have been prepared in accordance with GAAP and except as set forth in the Company Financial Statements, on a consistent basis, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the date and for the period indicated, subject in the case of unaudited interim financial statements, to normal recurring year-end adjustments.

SECTION 3.07. Labor Matters. Neither the Company nor any Company Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association nor within the last year, have there been any material attempts to organize. Except as set forth in Section 3.07 of the Disclosure Schedule, to the Company's Knowledge as of the date hereof, (a) the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours, (b) there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any comparable state agency, (c) there is no material complaint, charge or claim pending or threatened in writing against the Company or any Company Subsidiary with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Company or any Company Subsidiary of any individual, and (d) there is no labor strike, labor disturbance or work stoppage pending against the Company or any Company Subsidiary.

SECTION 3.08. Absence of Certain Changes or Events. Since June 30, 1997 to the date of this Agreement and except as set forth in Section 3.08 of the Disclosure Schedule or as expressly contemplated by this Agreement, there has not been:

(a) any damage, destruction or loss to any of the material assets or properties of the Company or any Company Subsidiary;

(b) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of Common Stock or any redemption, purchase or other acquisition by the Company or any Company Subsidiaries of any shares of Common Stock;

(c) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary having a value individually exceeding $2,000,000;

(d) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof for consideration individually in excess of $1,000,000;

(e) except as reflected in the Company Financial Statements, (i) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money,
(ii) any issuance by the Company or any Company Subsidiary of any debt securities or (iii) any assumption, granting, guarantee or endorsement, or other accommodation arrangement making the Company or any Company Subsidiary responsible for, the indebtedness for borrowed money of any Person (other than another Company Subsidiary), in the case of (i), (ii) and (iii) above, having an aggregate value exceeding $2,000,000 for all such occurrences;

(f) except as reflected in the Company Financial Statements, any change in any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by GAAP;

(g) any Material Adverse Effect;

(h) (i) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any Company Subsidiary, except any employment agreement providing for compensation of less than $100,000 per annum entered into in the ordinary course of business, (ii) increase in the compensation payable or to become payable by it to any of its directors or officers, or (iii) any increase in the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, other than, in the case of (ii) and (iii) above, normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or the Company Subsidiaries;

(i) any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer referred to in Section 3.17;

(j) except as reflected in the Company Financial Statements, any writing down, in accordance with GAAP and consistent with past practice, of the value of any material accounts receivable or any revaluation by the Company or any Company Subsidiary of any of its material assets or any cancellation or writing off as worthless and uncollectible of any debt, note or account receivable by the Company or any Company Subsidiary, excluding writeoffs and writedowns individually less than $50,000;

(k) any cancellation, termination or non-renewal of any contract with a customer which was one of the Company's largest 30 customers (measured by contribution margin) during the nine months ended June 30, 1997;

(l) Except as set forth in the Company Financial Statements, any loans, letters of credit, advances or material capital contributions made by or issued for the account of the Company or any Company Subsidiary to, or investments by any such party in, any Person (other than another wholly-owned Company Subsidiary, as to which the uses of the transferred cash or property are not subject to restrictions greater than those imposed prior to such transfer), including, without limitation, to any employee, officer or member of the Board of Directors of the Company or any Company Subsidiary; or

(m) any agreement to take any actions specified in this Section 3.08, except for this Agreement.

SECTION 3.09. Absence of Litigation. Section 3.09 of the Disclosure Schedule sets forth as of the date hereof, all material pending Actions, and, to the Company's Knowledge, material Actions threatened in writing or otherwise, against the Company or any Company Subsidiary or to the Company's Knowledge as of the date hereof, against any Company Active Entity. Except as set forth in
Section 3.09 of the Disclosure Schedule, (a) there are no Actions pending or, to the Company's Knowledge, threatened, against the Company or any Company Subsidiary or any of the assets or properties of the Company or any Company Subsidiary that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect and (b) the Company, each Company Subsidiary and their respective assets and properties are not subject to any material order, judgment, injunction, decree, stipulation or determination entered by or with any Governmental Authority.

SECTION 3.10. Compliance with Laws. The Company and each Company Subsidiary and the conduct of their respective businesses and operations are in compliance in all material respects with all applicable material Laws. As of the date hereof, neither the Company nor any Company Subsidiary nor, to the Company's Knowledge as of the date hereof, any Company Active Entity has received any written notice to the effect that the Company or any Company Subsidiary or Company Active Entity is not in material compliance with any applicable material Laws except as set forth in Section 3.10 of the Disclosure Schedule.

SECTION 3.11. Consents, Approvals, Licenses. No material consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company or the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) as set forth in Section 3.11 of the Disclosure Schedule; (b) applicable requirements, if any, of the DGCL, the Exchange Act, state securities or blue sky laws and the HSR Act; and (c) as may be necessary as a result of any facts or circumstances relating solely to Parent. The Company, each Company Subsidiary and to the Company's Knowledge as of the date hereof, each Company Active Entity has all material Licenses necessary to conduct its business and operations and is duly qualified and in good standing under the HMO laws, utilization review laws, third party administrative laws, preferred provider organization laws or insurance laws of each State in which the conduct of its business requires such qualification or authorization, except for such failures, when taken together with all such other failures, would not materially impair the Company, the Company Subsidiaries and the Company Active Entities, taken as a whole, from conducting their respective businesses and operations as presently conducted. Other than as set forth in Section 3.11 of the Disclosure Schedule, as of the date hereof no audit of the Company or any Company Subsidiary is pending before, or to the Company's Knowledge as of the date hereof has been threatened by, any Governmental Authority (other than the IRS). As of the date hereof all of the material Licenses of the Company, each Company Subsidiary and, to the Company's Knowledge as of the date hereof, each Company Active Entity are in full force and effect and the Company, each Company Subsidiary and to the Company's Knowledge as of the date hereof, each Company Active Entity is in material compliance with the respective material Licenses issued to it, except for such failures, when taken together with all such other failures, would not materially impair the Company, the Company Subsidiaries and the Company Active Entities, taken as a whole, from conducting their respective businesses and operations as presently conducted.

SECTION 3.12. Personal Property; Information Systems.

(a) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and the Company Subsidiaries collectively own, have a valid leasehold interest in or have legal right to use all of the material tangible personal property necessary to carry on their business and operations, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances reflected on the Company Financial Statements.

(b) To the Company's Knowledge as of the date hereof, the operating and applications computer programs and data bases ("Software") which the Company and the Company Subsidiaries currently use or have available for use are adequate and sufficient in all material respects to service their existing customers on the date hereof through the end of the current term of the contracts with such customers. All material Software is owned outright by the Company or the applicable Company Subsidiary or, if not so owned, the Company or such Company Subsidiary has the right to use the same pursuant to valid licenses thereof. To the Company's Knowledge as of the date hereof, none of the material Software owned by the Company or any Company Subsidiaries and none of the Software licensed by the Company or any Company Subsidiary infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other Person.

(c) To the Company's Knowledge as of the date hereof, the central processing units, monitors, printers and other computer-related hardware ("Hardware") which the Company and any Company Subsidiaries currently use or have available for use are adequate and sufficient to service their existing customers on the date hereof through the end of the current term of the contracts with such customers. All such Hardware is owned outright by the Company or the applicable Company
Subsidiary or if not so owned, the Company or such Company Subsidiary has the right to use the same pursuant to valid licenses therefor, except as would not materially impair the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct their business and operations, as presently conducted

SECTION 3.13.     Real Property

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.13 of the Disclosure Schedule lists all material Leases to which the Company or any Company Subsidiary is a party or is bound as of the date hereof. Except as disclosed in Section 3.13 of the Disclosure Schedule as of the date of this Agreement, the Company or Company Subsidiary party to the Leases on
Section 3.13 of the Disclosure Schedule which relate to Leased Real Property with square footage in excess of 15,000 (the "Section 3.13 Leases") (i) has a valid and subsisting leasehold interest in each such Section 3.13 Lease, (ii) is in undisturbed possession of all space that it is currently entitled to possess under each such Section 3.13 Lease and no rights adverse to the rights of the Company or Company Subsidiary have, to the Knowledge of the Company, been asserted by any third Persons, and (iii) has not received any written notice of material default under any such Section 3.13 Lease which is still in effect.

(c) Each of the Section 3.13 Leases is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Section 3.13 Lease either by the Company or the Company Subsidiary party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

SECTION 3.14. Employee Benefit Matters

                  (a) All of the material Employee Plans and Compensation Arrangements are listed in Section 3.14(a) of the Disclosure Schedule, and complete and accurate copies of (including any amendments to) any such Employee Plans and Compensation Arrangements (or related insurance policies), including any related trust documents, have been made available to Parent along with copies of any current employee handbook of general circulation. Any material unwritten arrangements which would be Compensation Arrangements except for the fact that they are unwritten also are listed in Section 3.14(a) of the Disclosure Schedule. Except as disclosed in Section 3.14(a) of the Disclosure Schedule or expressly contemplated in this Agreement, neither the Company nor any ERISA Affiliate has any obligations to put into effect any plan, arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement.

                  (b) The Company has made available to Parent the Forms 5500 filed for each of the Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other governmental filings relating to the Employee Plans for the last three plan years, and also has furnished the current summary plan descriptions. Copies of the most recent determination letters issued by the IRS with respect to any Employee Plan have been furnished to Parent.

                  (c) Each Employee Plan and Compensation Arrangement has been administered in material compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

                  (d) Neither the Company nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six years to, any Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred within the last six years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq of ERISA.

                  (e) Except as set forth in Section 3.14(e) of the Disclosure Schedule, to the Company's Knowledge as of the date hereof, there are neither any active governmental inspections, investigations, audits or examinations of any Employee Plans or Compensation Arrangements nor any actions, suits or claims (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or threatened against any such plan or arrangement.

                  (f) Except as described in Section 3.14(f) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of the Company or any ERISA Affiliate, except to the extent required by Section 4980B of the Code.

                  (g) Except as described in Section 3.14(g) of the Disclosure Schedule, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no Employee Plan is subject to Code Section 412; and (iii) to the Knowledge of the Company as of the date hereof, no prohibited transaction, within the definition of Section 4975 of the Code or Title I, Part 4 of ERISA, has occurred which would subject the Company or any ERISA Affiliate to any material liability.

                  (h) Except as disclosed on Section 3.14(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, or unemployment compensation) becoming due to any director or employee of the Company; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan. Subject to stockholder approval under Code Section 280G(b)(5)(A)(ii), any such payment or increase in benefits shall not fail to be deductible by reason of Code Sections 162(m), 280G or 404. Except as disclosed on Section 3.14(h) of the Disclosure Schedule, deductibility of future compensation payments to employees of the Company are not subject to the limitations of Code Section 280G solely as a result of prior corporate transactions involving the Company.

                  (i) The Company has made available to Parent (i) copies of all employment agreements with officers of the Company and each Company Subsidiary involving payments in excess of $100,000 and not terminable within 60 days, (ii) copies of all material severance agreements and plans of the Company and each Company Subsidiary with or relating to their employees, and (iii) copies of all material plans and agreements of the Company and each Company Subsidiary with or relating to its respective employees which contain change in control provisions.
Section 3.14(i) of the Disclosure Schedule sets forth a list of all employee agreements described in this Section 3.14(i).

                  (j) Except as set forth on Section 3.14(j) of the Disclosure Schedule, there are no third party agreements which could affect the ability of the Company and the ERISA Affiliates to terminate or modify the terms of the Employee Plans or Compensation Arrangements.

                  (k) Section 3.14(k) of the Disclosure Schedule is a document received by the Company from Merck & Co., Inc. ("Merck") indicating Merck's records of the employees of the Company and its ERISA Affiliates who currently possess the right to exercise options to purchase shares of the common stock of Merck, the number of shares covered by such options and their respective exercise prices.

                  SECTION 3.15.     Taxes.

                   (a) (i) All material Tax returns and reports required to be filed before the Closing Date in respect of the Company and each Company Subsidiary have been filed on a timely basis; (ii) the Company and each Company Subsidiary has paid when due all Taxes shown to be due on such returns and reports in respect of the periods covered by such Tax returns and reports, has paid when due all estimated Taxes in respect of periods ended on or before the Closing Date and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax returns have not yet been filed; (iii) there are no proposed additional Tax assessments against the Company or any Company Subsidiary not adequately provided for in the Company Financial Statements; (iv) there are no unpaid Taxes which are or could become a lien on the property of the Company or any Company Subsidiary, and no Tax liens have been filed against the property of the Company or any Company Subsidiary; (v) the charges, accruals and reserves with respect to Taxes on the Books and Records and Company Financial Statements are adequate (as determined in accordance with GAAP); and (vi) all Taxes that the Company and the Company Subsidiaries are or were legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

                  (b) As of the date hereof except as set forth in Section 3.15 of the Disclosure Schedule, with respect to the Company or any Company Subsidiary, no waivers of statutes of limitations have been given with respect to any Tax returns and reports, which waivers are currently in effect, and no request for any such waiver is currently pending. No requests for ruling or determination letters or competent authority relief with respect to the Company or any Company Subsidiary is pending with any taxing agency with respect to any Taxes. Section 3.15 of the Disclosure Schedule identifies all Tax returns of the Company or any Company Subsidiary with respect to which an audit is in progress as of the date hereof.

                  (c) Except as set forth on Section 3.15 of the Disclosure Schedule, no material issues have been raised in writing (and are currently pending) by any Governmental Authority in connection with any of the Tax returns and reports referred to in Section 3.15(a), and all material deficiencies asserted or assessments made as a result of any examination by a taxing authority of the Tax returns and reports referred to in Section 3.15(a) have been paid in full.

                  (d) The Company has delivered to Parent true and complete copies of each of the federal and state income Tax returns of the Company and Company Subsidiaries, as well as tax depreciation and amortization schedules and schedules of any tax carryforward items of the Company and Company Subsidiaries set forth on Section 3.15 of the Disclosure Schedule.

                  (e) Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has been a member of any affiliated group (as defined in Section 1504(a) of the Code or as defined for applicable state, local or foreign Tax purposes) that has filed or is required to file consolidated or combined federal or state income Tax returns for any period.

                  (f) Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability for Taxes, whether currently due or deferred, of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law). Except as set forth in Section 3.15 of the Disclosure Schedule, there will be no tax sharing agreement or tax indemnification agreement in effect on the Closing Date under which the Company or any Company Subsidiary has liability for Taxes of any other Person. All tax sharing agreements or tax indemnification agreements in effect on the date hereof under which the Company or any Company Subsidiary has the right to indemnification against any other Person for Taxes of the Company or such Company Subsidiary shall remain in full force and effect on the Closing Date.

                  (g) Neither the Company nor any Company Subsidiary will be required to include any amount in its income or exclude any amount from its deductions in any taxable period ending after the Closing Date by reason of a change in method of accounting or use of the installment method of accounting in any period ending on or prior to the Closing Date.

                  (h) Section 3.15(h) of the Disclosure Schedule sets forth each state and locality with jurisdiction to impose any Tax on the property or business of the Company and the Company Subsidiaries at any time prior to the Closing Date.

                  SECTION 3.16.     Certain Contracts.

                  (a) Section 3.16 of the Disclosure Schedule lists the following agreements or contracts, written or oral (collectively, with the Section 3.13 Leases and the customer contracts with those customers referenced in Section 3.17, the "Listed Contracts"), in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party:

(i) any commitment, contract or agreement (other than the Leases listed on Section 3.13 of the Disclosure Schedule, the customer contracts listed on
Section 3.17 of the Disclosure Schedule and provider contracts), involving aggregate payments by the Company or any Company Subsidiary for the six months ended on the Balance Sheet Date of more than $500,000 and that is not cancelable by the Company without liability within 60 days;

(ii) any lease of personal property involving any annual expense in excess of $500,000 and not cancelable by the Company without liability within 60 days;

(iii) any material joint venture agreement for a Company Active Entity;

(iv) any agreement with a hospital or provider, including a professional corporation, involving payments by or to the Company or any Company Subsidiary in the six months ended on the Balance Sheet Date in excess of $2,500,000 and not cancelable by the Company without liability within 90 days;

(v) any note, loan, letter of credit, bond or contract relating to indebtedness for borrowed money or capitalized leases, or other Contract in respect of which the Company or any Company Subsidiaries are obligated in any way after the date hereof to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, other than intercompany indebtedness between the Company and a wholly-owned Subsidiary;

(vi)  any  indemnity   arrangement  arising  in  connection  with  any  sale  or
disposition of assets for proceeds in excess of $1,000,000 wherein the Company or any Company Subsidiary is the indemnitor;

(vii) any agreement containing covenants presently limiting, in any material respect, the freedom of the Company, any Company Subsidiary or, to the Company's Knowledge as of the date hereof, any Company Active Entity, to compete with any person in any line of business or in any area or territory (including exclusivity arrangements binding upon the Company or any Company Subsidiary) or which contains a "most favored nations" provision or similar provision affecting the pricing of customer contracts;

(viii) contracts for capital expenditures requiring payments by the Company or any Company Subsidiary after the date hereof in excess of $500,000 for any single project;

(ix) any "Administrative Services Only" contract relating to plans (whether public or private) with more than 10,000 covered lives or any risk-based customer contracts which provided in excess of $10 million in annual revenue during fiscal year 1997; and

(x) any executory contracts of the Company or any Company Subsidiary for the acquisition or disposition of assets or businesses for proceeds individually in excess of $1,000,000.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any of the Listed Contracts. Except as set forth on
Section 3.16(b) of the Disclosure Schedule, each Listed Contract is a valid agreement, arrangement or commitment of the Company or Company Subsidiary which is a party thereto, enforceable against the Company or Company Subsidiary in accordance with its terms and is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and the application of equitable principles or remedies.

SECTION 3.17. Customers. Section 3.17 of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of the 30 largest customers (together with the commencement and expiration date of the contract with each such customer) of the Company and the Company Subsidiaries taken as a whole in terms of revenues during the nine months ended on June 30, 1997, and certain other customers showing the approximate total sales by the Company and the Company Subsidiaries to each such customer during such period. As of the date hereof, neither the Company nor any Company Subsidiary has been notified by any such customer that it intends to terminate its contract with the Company or any Company Subsidiary or not renew any such contract or received any threat that such customer may terminate or not renew its contract.

SECTION 3.18. Undisclosed Liabilities. Neither the Company nor any Company Subsidiary nor, to the Company's Knowledge as of the date hereof, any Company Active Entity has any material liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on a balance sheet or in the financial footnotes thereto in accordance with GAAP except those (i) reflected, reserved against or disclosed in the Company Financial Statements,
(ii) disclosed in Section 3.18 of the Disclosure Schedule, (iii) incurred in the ordinary course of business since the Balance Sheet Date, or (iv) that would not have a Material Adverse Effect.

SECTION 3.19. Transactions with Affiliates. Except as disclosed in Section 3.19 of the Disclosure Schedule, no Company Stockholder, or director or officer of the Company listed in the definition of "Knowledge" in Section 1.01 or any entity (other than the Company) in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "Section 3.19 Affiliates") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or any Company Subsidiary or, to the Company's Knowledge as of the date hereof, any Company Active Entity; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary or, to the Company's Knowledge as of the date hereof, any Company Active Entity; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any Company Subsidiary or, to the Company's Knowledge as of the date hereof, any Company Active Entity; excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan or Compensation Arrangement. Following the Closing, except for obligations set forth herein, neither the Company nor any Company Subsidiary nor, to the Company's Knowledge as of the date hereof, any Company Active Entity will have any obligations of any kind to any Section
3.19 Affiliate except for (i) accrued salary for the pay period commencing immediately prior to the Closing Date and (ii) the obligations set forth in
Section 3.19 of the Company Disclosure Schedule.

SECTION 3.20. Section 3.20 of the Disclosure Schedule sets forth a true and correct list of all material liability insurance policies which are in force and under which the Company or any Company Subsidiary is a named insured or beneficiary. All such policies are (i) binding and effective upon the issuers thereof in accordance with their respective terms and (ii) based solely on the past claims experience of the Company and each Company Subsidiary, reasonably likely to adequately cover any loss contingencies of a type covered by such policies relating to occurrences on or prior to the Balance Sheet Date, subject to any applicable reserves, deductibles, copayments or self retention amounts.

SECTION 3.21. Brokers. Except for Morgan Stanley & Co. Incorporated and Kohlberg Kravis Roberts & Co. (the fees and expenses of each of which shall be paid in full by the Company, and the amount of which has been disclosed to Parent) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.22.  Restricted  Cash.  As of the date hereof,  except as set forth on
Section 3.22 of the Disclosure Schedule, there are no regulatory or contractual restrictions on the ability of the Company and any Company Subsidiaries to freely transfer their respective cash and cash equivalents.

SECTION 3.23. SEC Documents. As of their respective filing dates, none of the documents filed by the Company with the Securities and Exchange Commission since October 1, 1996 pursuant to Section 15(d) of the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by any document subsequently filed by the Company with the Securities and Exchange Commission.

SECTION 3.24. Accounts Receivable. Except as set forth in Section 3.24 of the Disclosure Schedule, the accounts receivable of the Company reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of business, have been recorded on a GAAP basis and are not subject to any counterclaims or setoffs (except for the amount of any applicable existing reserves for counterclaims or setoffs) and are fully collectable, except for any allowances for doubtful accounts reflected on the Balance Sheet. The amount of allowance for doubtful accounts on a GAAP basis in the Balance Sheet was calculated consistent with past practice and is adequate.

                                   ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Except as set forth on the Parent Disclosure Schedule, each of Parent and Merger Sub represents and warrants to the Company as follows:

SECTION 4.01. Incorporation and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications listed on Section 4.03 of the Parent Disclosure Schedule, have been made, and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not and will not: (a) violate or conflict with the Certificate of Incorporation or Bylaws of Parent or Merger Sub; (b) conflict with or violate any Law or Governmental Order applicable to Parent or its Subsidiaries; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Parent or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

SECTION 4.03. Consents and Approvals. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (a) as set forth on Section 4.03 of the Parent Disclosure Schedule, (b) applicable requirements, if any of the DGCL, the Exchange Act, state securities or blue sky laws and the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay, Parent or Merger Sub from performing any of its material obligations under this Agreement (including obtaining the financing contemplated in the Commitment Letter), and (d) as may be necessary as a result of any facts or circumstances relating solely to the Company.

SECTION 4.04. Absence of Litigation. As of the date of this Agreement (a) there are no Actions pending against Parent or any of its Subsidiaries or any of the assets or properties of Parent or any of its Subsidiaries that, individually or in the aggregate, would prevent Parent from consummating the transactions contemplated hereby and (b) Parent, its Subsidiaries and their respective assets and properties are not subject to any order, judgment, injunction, decree, stipulation or determination entered by or with any Governmental Authority that would prevent Parent from consummating the transactions contemplated hereby.

SECTION 4.05. Financing. Parent has provided to the Company true and complete copies of the commitment letter for the benefit of Parent (the "Commitment Letter") relating to the Merger and the transactions contemplated thereby. The financing outlined in the Commitment Letter is sufficient, assuming funding of such amounts, to make the payments required under Article II with respect to all outstanding shares of Common Stock and Company Options, to repay the Bank Debt and the Senior Subordinated Notes and to pay all fees and expenses to be paid by Parent in connection with the transactions contemplated hereby.

SECTION 4.06. Other Transactions. Set forth on Section 4.06 of the Parent Disclosure Schedule is a description of each executory contract, agreement, commitment or other arrangement of Parent or any of its Subsidiaries to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (other than as contemplated by the Merger) which is in the business of providing managed behavioral health care services within the United States, including managed mental health programs, substance abuse programs and employee assistance programs, for consideration in excess of $10,000,000.

SECTION 4.07. Brokers. Except for Chase Securities Inc. and Smith Barney Inc. (the fees and expenses of which shall be paid in full by Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01.     Conduct of Business Prior to the Closing.

                  (a) Unless Parent otherwise agrees in writing and except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to, and will use reasonable efforts to cause each Company Active Entity with respect to which the Company or any Company Subsidiary has a representative on the board of directors or other managing body to, (i) conduct its business and operations only in the ordinary course consistent with past practice; (ii) use commercially reasonable best efforts, subject to the limitations set forth herein, to preserve the current relationships of the Company and the Company Subsidiaries with their respective customers, suppliers, distributors, officers and other key employees and other Persons with which the Company and the Company Subsidiaries have significant business relationships; (iii) use reasonable efforts to maintain its assets and properties in good repair condition in all material respects, normal wear and tear excepted; (iv) maintain its books, accounts and records in the usual, regular and ordinary manner, on a GAAP basis consistently applied; (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; (vi) deliver to Parent, within fifteen (15) Business Days after the end of each calendar month, an unaudited, consolidated balance sheet, statement of operations, statement of stockholders' equity and cash flow statement for the Company for such month just ended prepared on a GAAP basis, schedules showing the results of operations and variances in revenue for each of the items set forth therein and within 45 days after the end of each fiscal quarter, an unaudited, condensed balance sheet, statement of operations, statement of stockholders' equity and cash flow statement for the Company for such fiscal quarter just ended; and (vii) notify Parent of any material Action commenced by or against the Company or any Company Subsidiary or any Actions commenced or threatened which relate to the transactions contemplated by this Agreement.

                  (b) Except as expressly provided in this Agreement or Section 5.01(b) of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Company will not, and shall cause the Company Subsidiaries not to, and will use reasonable efforts, consistent with their fiduciary duties, to cause its Company Active Entities not to, do any of the following without the prior written consent of Parent:

                  (i) create any Encumbrance of any kind on any properties or assets (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to the Closing and (C) Encumbrances on assets having a value not exceeding $250,000 in the aggregate;

                  (ii) except for transactions among the Company and Company Subsidiaries, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary having a value individually of more than $500,000 or $1,000,000 in the aggregate;

                  (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or equity or other interest therein, other than in connection with the transactions set forth in Section 5.01(b) of the Disclosure Schedule and except for transactions with an individual fair market value of less than $500,000 or $1,000,000 in the aggregate;

                  (iv) (A) increase the rate of compensation payable or to become payable to any of its employees or agents, other than normal increases in the ordinary course of business consistent with past practice to Persons receiving cash compensation of less than $100,000 per annum; (B) pay or provide for any bonus, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such employee or agent except to the extent the Company or the Company Subsidiaries are, on the date hereof, contractually obligated to do so or required to do so by Law ; and (C) enter into any new, or amend in any material respect any existing employment, severance, or consulting agreement, sales agency or other Contract with respect to the performance of personal services, except (x) any such new agreement providing for cash compensation of less than $100,000 per annum entered into in the ordinary course of business, which such new agreements shall not provide for cash compensation of more than $500,000 per annum in the aggregate; and (y) any individuals hired on an at-will basis to replace current employees or to service customer contracts which commence after the date hereof;

                  (v) change any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by changes in GAAP;

                  (vi) issue or sell any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities; except the issuance of Common Stock upon exercise of Company Options outstanding on the date hereof or pursuant to other rights set forth on Section 3.03 of the Disclosure Schedule;

                  (vii) amend the Company's or any Company Subsidiary's Certificate of Incorporation or By laws or equivalent organizational documents;

                  (viii) take any action which would materially interfere with the consummation of the transactions contemplated hereby, or make such consummation more difficult or materially delay the consummation of such transactions;

                  (ix) incur, guarantee or assume any indebtedness for borrowed money or assume any reimbursement obligations relating to any letters of credit, including borrowings under revolving credit agreements in existence on the date hereof, including any renewals or extensions thereof, to finance ordinary course working capital needs, provided that the amount of such indebtedness outstanding at any time shall not exceed $15,000,000 in the aggregate in excess of the amount outstanding as of the date hereof (provided, however, that this limitation shall not restrict the Company and its Subsidiaries from incurring indebtedness in order to pay the fees and expenses relating to the transactions contemplated hereby, including the fees and expenses referenced in Section 3.21);

                  (x) declare, set aside or pay any dividend or distribution or capital return in respect of any shares of Common Stock, or redeem, purchase or acquire any shares of Common Stock or other equity interests in the Company, any Company Subsidiary or any Company Active Entity;

                  (xi) make any loans or advances to any Person, except for (x) travel advances or for other routine business expenses incurred in the ordinary course of business; (y) loans or advances made in connection with obtaining or commencing new customer contracts not to exceed $1,000,000 outstanding at any time in the aggregate; and (z) loans or advances made in the ordinary course of business not to exceed $100,000 outstanding at any time in the aggregate;

                  (xii) settle or compromise any Action for any amount in excess of $250,000 or which involves a commitment that may have a Material Adverse Effect;

                  (xiii) (A) enter into any new customer contract, excluding any customer contract entered into in the ordinary course of business consistent with past practices (and in the case of risk contracts, consistent with reasonable and customary underwriting practices), provided such contract does not have estimated annual revenues in excess of $10,000,000; provided, further that the prohibition applicable to contracts in excess of $10,000,000 shall not be applicable if the Company has received a written opinion of the Company's outside legal counsel that such prohibition would be reasonably likely to violate applicable Law (which opinion will be made available to Parent); or (B) make any material amendment or modification to those customer contracts which are Listed Contracts;

                  (xiv) make capital expenditures in excess of $500,000 individually or $2,300,000 in the aggregate per month during the first three months following the date hereof and $1,800,000 in the aggregate during each month thereafter;

                  (xv) enter into any contract or agreement which would have been required to be listed on Section 3.16 of the Disclosure Schedule as a result of clauses (iii), (iv), (vi), (vii) or (x) of Section 3.16 had such contract or agreement been entered into prior to the date hereof or make any material amendments or modifications to the Listed Contracts that are set forth on Section 3.16 of the Disclosure Schedule as a result of such clauses;

                  (xvi)    enter into any new contract or agreement with a
         Section 3.19 Affiliate; or

                  (xvii)   agree to take any of the actions specified in this
         Section 5.01(b).

SECTION 5.02. Parent Action Prior to the Closing.

                  (a) Between the date of this Agreement and the Closing Date, Parent shall not, and shall cause its Subsidiaries not to, (a) take any action which would materially interfere with the consummation of the transactions contemplated hereby, or make such consummation more difficult or materially delay the consummation of such transactions, or (b) except as set forth on
Section 5.02 of the Disclosure Schedule, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with or enter into any agreement or commitment with, or provide or request any information from, or otherwise cooperate in any way with, any Person, other than the Company and its officers, directors, employees, agents and representatives, concerning any acquisition of assets, contracts, securities, businesses or other property (whether by merger, consolidation or otherwise) with an aggregate fair market value in excess of $10,000,000 that relate to the business of providing managed behavioral health care services in the United States, including managed mental health programs, substance abuse programs and employee assistance programs.

                  (b) Parent shall notify the Company of any material Action commenced by or against Parent or any Subsidiary thereof or any Actions commenced or threatened which relate to the transactions contemplated by this Agreement.

                  (c) Parent shall use its best efforts to obtain the financing contemplated by the Commitment Letter as promptly as practicable, including, without limitation: (i) negotiating and executing definitive agreements for the financing contemplated by the Commitment Letter; (ii) consummating the Green Springs Transactions (as defined in the Commitment Letter); (iii) repurchasing the necessary percentage of the 11-1/4% Senior Subordinated Notes of Parent and the Senior Subordinated Notes, and amending the terms thereof upon the terms set forth on Section 5.02(c) of the Parent Disclosure Schedule; and (iv) not taking, or failing to take, any action that would result in any of the conditions to the funding of such financing not being satisfied.

SECTION 5.03. Access to Information. Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause the officers, employees, auditors and agents of the Company and each Company Subsidiary, to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Company Subsidiaries and furnish Parent or its representatives copies of such documents and other information as reasonably requested, including communications with any Governmental Authority, and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby, including such information as may be reasonably requested by Parent in connection with obtaining the financing under the Commitment Letter; provided, however, that (x) Parent shall not unreasonably interfere with any of the businesses or operations of the Company, or any Company Subsidiaries, and (y) the Company and each Company Subsidiary shall not be obligated to provide information which, based upon the written advice of Company counsel, would reasonably be likely violate applicable Law.

SECTION 5.04. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parties hereto under this Section 5.04 shall terminate.

SECTION 5.05. Efforts; Regulatory and Other Authorizations; Consents.

                  (a) Each party hereto shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement (including, in the case of Parent, obtaining the financing necessary to consummate the transactions contemplated hereby), (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement including, without limitation, those consents set forth in the Disclosure Schedule, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to this Agreement. Each party will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In connection with obtaining such consents from third parties, neither party shall be required to make payments, commence litigation or agree to modifications of the terms of any agreements with such third parties (other than payments and modifications which individually, and in the aggregate, would not have a Material Adverse Effect), and (except for modifications which individually, and in the aggregate, would not have a Material Adverse Effect) no such modification shall be made to any contract of the Company or any Company Subsidiary without the consent of Parent, which consent shall not be unreasonably withheld. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. The Company shall cooperate with Parent in connection with effecting a tender offer for the Senior Subordinated Notes.

                  (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general. In addition, Parent shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority ("Antitrust Laws"). It is further agreed that in connection with resolving such objections, Parent, the Company and their respective Affiliates, as determined by Parent, will, not withstanding any provision of this Agreement, if necessary, divest or hold separate (i) customer contracts ("Disposed Contracts") which in the aggregate represent annual gross revenues in an amount (the "Annual Gross Revenue Amount") not to exceed $45,000,000, as determined below, and (ii) any interest of Parent, the Company or their respective Affiliates in the TennCare Partners Program implemented by the State of Tennessee, including without limitation any interest in the behavioral health organizations participating in the TennCare Partners Program or in the customer contract held by such behavioral health organization. Annual Gross Revenue Amounts shall, (x) exclude gross revenues with respect to contracts referred to in clause (ii) above and with respect to Disposed Contracts for which Parent, the Company or the relevant Affiliate shall have received a notice of nonrenewal or termination from the customer prior to the date of receipt of objections, (y) with respect to Disposed Contracts that have been in force for at least twelve months, be the product of the gross revenues generated during the immediately preceding twelve-month period multiplied by Parent's, the Company's or the relevant Affiliate's direct or indirect percentage interest in such contract, and (z) with respect to Disposed Contracts that have been in force for less than twelve months, be the product of the gross revenues generated during the time the contract has been in force annualized, multiplied by Parent's, the Company's or the relevant Affiliate's direct or indirect percentage interest in such contract. To the extent the Annual Gross Revenue Amount for Disposed Contracts does not exceed $25,000,000 (the "Threshold Amount"), no adjustment will be made to the Aggregate Cash Consideration. To the extent the Annual Gross Revenue Amount for Disposed Contracts exceeds the Threshold Amount (such excess, the "Excess Amount", which shall in no event be greater than $20,000,000), the Aggregate Cash Consideration shall be reduced by an amount equal to (A) .8 multiplied by the Excess Amount, less (B) an amount equal to (a) the fraction equal to the Excess Amount, divided by the Annual Gross Revenue Amount, multiplied by (b) an amount equal to the proceeds received in connection with the divestiture or other transfer of the Disposed Contracts. In no event shall Parent or the Company be required to breach any customer contract in connection with this provision. If any suit is instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, Parent and the Company shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

                  (c) Either party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, and other similar items and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any proceedings with any Governmental Authority. Parent will consult with the Company in advance and provide the Company with the opportunity to participate in any discussion in respect of any understanding, undertaking, or agreement which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby.

                  SECTION 5.06.     Further Action.

Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

                  SECTION 5.07.     No Solicitation.

From the date hereof through the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Parent and its officers, directors, employee, agents and representatives, concerning any sale of the Company or all or a substantial portion of its assets, the Business or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries. The Company will promptly notify Parent if after the date hereof, it (or any Company Subsidiary) receives any such inquiry or proposal or offer to discuss or negotiate any such transaction

                  SECTION 5.08.     Notification of Certain Matters.

Each of the Company and Parent shall give prompt written notice to the other party of the occurrence, or non-occurrence, of any events the occurrence, or non-occurrence of which would cause either (i) a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any of the conditions set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the Effective Time; provided that the parties hereto need not give notice with respect to events that are reported in the financial or general interest newspapers that do not specifically relate to the Company or Parent and their respective businesses. Nothing in this Section 5.08 shall affect any representation or warranty made by the parties herein.

                  SECTION 5.09.     Indemnification of Officers and Directors.

                  (a) From and after the Effective Time, Parent agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Parent and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

                  (b) For a period of six years after the Effective Time, Parent shall maintain or shall cause the Company to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by the Company to Parent) with coverage in amount and scope at least as favorable as the Company's existing coverage; provided that in no event shall Parent or the Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage; and if such premium would at any time exceed 200% of the such amount, then Parent or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

                  (c) The provisions of this Section 5.09 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

SECTION 5.10.Repayment of Bank Debt and Senior Subordinated Notes.

                  Parent agrees to cause the Company to, and provide the Company with sufficient funds to, (i) at the Effective Time repay all amounts outstanding under that certain Credit Agreement, as amended, among the Company, various lending institutions and The Chase Manhattan Bank, N.A. dated as of October 6, 1995 (the "Bank Debt") in the manner required by such agreement, and
(ii) perform the Company's obligations set forth in Section 4.15 (Change of Control) of that certain Indenture dated as of November 22, 1995 between the Company and Marine Midland Bank, as Trustee with respect to the Company's $100,000,000 11-1/2% Senior Subordinated Notes (the "Senior Subordinated Notes").

                                   ARTICLE VI.

                                EMPLOYEE MATTERS

                  Section 6.01.     Employee Benefits.

                  (a) Parent shall or shall cause the Company to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the benefit plans and arrangements of the Company and Company Subsidiaries immediately prior to the Effective Time (not taking into account the value of any benefits under any such plans or arrangements which are equity based) for a period of one year after the Effective Time.

                  (b) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any employee benefit plan or arrangement of Parent or the Company (including for severance but not for pension benefit accruals to the extent not permitted by Law), employees of the Company or any Company Subsidiaries employed as of the Effective Time shall receive service credit for service with the Company or any Company Subsidiaries to the same extent such service was credited under the benefit plans and arrangements of the Company and Company Subsidiaries immediately prior to the Effective Time.

                  SECTION 6.02.     Severance Arrangements.

                    Parent shall require the Company to (i) honor the terms of the severance agreement included in the Non-Competition Agreements entered into between the Company and each of Messrs. Waxman, Halper, Lenahan and Budnick as of the date hereof; (ii) honor the terms of the severance agreements entered into prior to the date hereof with the employees of the Company and the Company Subsidiaries identified in Section 3.14(i) of the Disclosure Schedule; and (iii) subject to the approval by the Company's stockholders under Code Section 280G(b)(5)(A)(ii), maintain the Company severance policy, to be adopted as of the Effective Time, the terms of which are set forth in Section 3.14(a) of the Disclosure Schedule.


                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

                  SECTION 7.01.     Conditions to Obligations of the Company

                  .  The   obligations   of  the  Company  to   consummate   the
transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of Parent and Merger Sub which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not have a material adverse effect on the ability of Parent and Merger Sub to perform its obligations hereunder; (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub at or prior to the Closing, shall have been complied with in all material respects; and (iii) the Company shall have received a certificate of Parent as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of Parent;

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions: provided, however, that the provisions of this Section 7.01(b) shall not apply if the Company has directly or indirectly solicited or encouraged any such action;

                  (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated; and

                  (d) Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby shall have been obtained.

                  SECTION 7.02. Conditions to Obligations of Parent and Merger Sub.

               The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Company which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or prior to the Closing shall have been complied with in all material respects; and (iii) Parent shall have received a certificate of the Company as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Company;

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions; provided, however, that the provisions of this Section 7.02(b) shall not apply if Parent or Merger Sub has directly or indirectly solicited or encouraged any such action;

                  (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (d) Material Adverse Effect. Since the date of this Agreement there has not been any Material Adverse Effect;

                  (e) Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby shall have been obtained;

                  (f) Commitment Letter. Parent and/or Merger Sub shall have obtained the financing set forth in the Commitment Letter on the terms set forth in such Commitment Letter or other terms reasonably acceptable to Parent, and such financing shall have been funded on such terms; provided, however, that this condition shall be deemed satisfied if the financing shall not have been obtained or funded directly or primarily due to the nonconsummation of the "Green Springs Transactions" (as defined in the Commitment Letter);

                  (g) Termination of Certain Agreements. Each of the agreements listed in Exhibit 7.02(g) shall have been terminated without cost or liability to the Company, Parent or Merger Sub, and shall be of no further force or legal effect;

                  (h) Stockholder Support Agreements. Each of the Company Stockholders shall be in compliance with the Stockholder Support Agreement as of the Closing;

                  (i) Loan Repayments. The loans made by the Company to certain of its officers in connection with their purchase of Common Stock shall be repaid in full at the Effective Time either by delivery of funds or offset against the total Cash Consideration due such officers pursuant to this Agreement;

                  (j) Governmental Actions. There shall not be any pending litigation or administrative proceeding brought by a Governmental Authority against Parent or the Company relative to the Merger that would reasonably likely result in a material adverse effect on the operations, business, financial conditions or results of operations of Parent and the Company and their respective Subsidiaries, taken as a whole; and

                  (k) Resignations. Prior to the Effective Time, each member of the Board of Directors of the Company immediately prior to the Effective Time shall have executed letters of resignation which shall become effective as of the Effective Time.

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

                  (a) by the mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 8.01(b) shall not be available to any party unless such party shall have used best efforts (consistent with the terms hereof) to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

                  (c) by Parent, if the Closing shall not have occurred prior to the date five months after the date of this Agreement; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(c) if Parent's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the applicable date; or

                  (d) by the Company, if the Closing shall not have occurred prior to the date five months after the date of this Agreement; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(d) if the Company's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the applicable date.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 5.04 and Section
9.02 and (b) that nothing herein shall relieve either party from liability for any willful breach hereof.

SECTION 8.03. Waiver. At any time prior to the Closing,  either party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 5.09, Section 5.10, Article VI and Article IX and any other agreement which contemplates performance after the Effective Time.

SECTION 9.02. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                  (a)      if to the Company:

                           Merit Behavioral Care Corporation
                           One Maynard Drive
                           Park Ridge, New Jersey  07656
                           Telecopier:  (201) 391-2411
                           Attention: Chairman and Chief Executive Officer

                           with copies to:

                           Latham & Watkins
                           75 Willow Road
                           Menlo Park, California  94002
                           Telecopier:  (650) 463-2600
                           Attention: Peter F. Kerman

                  (b)      if to Parent or Merger Sub:

                           Magellan Health Services, Inc.
                           3414 Peachtree Road, N.E.
                           Suite 1400
                           Atlanta, Georgia  30326
                           Telecopier:  (404) 814-2720
                           Attention: Chief Executive Officer and President

                           with a copy to:

                           Dow, Lohnes & Albertson, PLLC
                           One Ravinia Drive
                           Suite 1600
                           Atlanta, Georgia  30346
                           Telecopier:  (770) 901-8800
                           Attention:  J. Eric Dahlgren

SECTION 9.04. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld). If a public statement is required to be made pursuant to the foregoing sentence, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 9.07. Entire Agreement. This Agreement (including the Disclosure Schedule hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Company, Parent and Merger Sub with respect to the subject matter hereof and except as otherwise expressly provided herein.

SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.09. No Third Party Beneficiaries.  Except as specifically  provided in
Section 5.09 (and solely with respect to parties indemnified thereunder), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

SECTION 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

SECTION 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                        MERIT BEHAVIORAL CARE CORPORATION



                                        By: /s/ Albert S. Waxman
                                          ----------------------------
                                         Name: Albert S. Waxman
                                         Title: Chairman & CEO


                                      MAGELLAN HEALTH SERVICES, INC.



                                       By: /s/ Craig McKnight
                                          -----------------------------
                                          Name: Craig McKnight
                                          Title: Executive VP/CFO


                                       MBC MERGER CORPORATION



                                        By: /s/ Craig McKnight
                                          -----------------------------
                                          Name: Craig McKnight
                                          Title: President

------------------------------------------------------------------------

------------------------------------------------------------------------









                          AGREEMENT AND PLAN OF MERGER



                          dated as of October 24, 1997



                                      among



                        MERIT BEHAVIORAL CARE CORPORATION



                         MAGELLAN HEALTH SERVICES, INC.



                                       and



                             MBC MERGER CORPORATION

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------------------------------------------------------------------------

                                                          TABLE OF CONTENTS

                                                                                                               Page


ARTICLE I.  DEFINITIONS...........................................................................................2

   SECTION 1.01. Certain Defined Terms............................................................................2
   SECTION 1.02. Other Defined Terms..............................................................................6

ARTICLE II.   MERGER..............................................................................................8

   SECTION 2.01. The Merger.......................................................................................8
   SECTION 2.02. Effective Time of the Merger.....................................................................8
   SECTION 2.03. Closing..........................................................................................8
   SECTION 2.04. Effect of the Merger.............................................................................8
   SECTION 2.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.............................8
   SECTION 2.06. Directors and Officers of the Surviving Corporation..............................................8
   SECTION 2.07. Conversion of Securities.........................................................................9
   SECTION 2.08. Exchange of Certificates........................................................................10
   SECTION 2.09. Stock Transfer Books............................................................................12
   SECTION 2.10. Company Options.................................................................................12
   SECTION 2.11. Dissenting Shares...............................................................................13

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................14

   SECTION 3.01. Incorporation and Authority of the Company......................................................14
   SECTION 3.02. Incorporation and Qualification of the Company and the Company Subsidiaries.....................14
   SECTION 3.03. Capital Stock of the Company....................................................................14
   SECTION 3.04. Subsidiaries....................................................................................15
   SECTION 3.05. No Conflict.....................................................................................16
   SECTION 3.06. Financial Statements............................................................................17
   SECTION 3.07. Labor Matters...................................................................................17
   SECTION 3.08. Absence of Certain Changes or Events............................................................17
   SECTION 3.09. Absence of Litigation...........................................................................19
   SECTION 3.10. Compliance with Laws............................................................................19
   SECTION 3.11. Consents, Approvals, Licenses...................................................................19
   SECTION 3.12. Personal Property; Information Systems..........................................................20
   SECTION 3.13. Real Property...................................................................................20
   SECTION 3.14. Employee Benefit Matters........................................................................21
   SECTION 3.15. Taxes...........................................................................................23
   SECTION 3.16. Certain Contracts...............................................................................24
   SECTION 3.17. Customers.......................................................................................26
   SECTION 3.18. Undisclosed Liabilities.........................................................................26
   SECTION 3.19. Transactions with Affiliates....................................................................26
   SECTION 3.20. Undisclosed Liabilities.........................................................................27
   SECTION 3.21. Brokers.........................................................................................27
   SECTION 3.22. Restricted Cash.................................................................................27
   SECTION 3.23. SEC Documents...................................................................................27
   SECTION 3.24. Accounts Receivable.............................................................................28

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER    SUB..........................................28

   SECTION 4.01. Incorporation and Authority of Parent and Merger Sub............................................28
   SECTION 4.02. No Conflict.....................................................................................28
   SECTION 4.03. Consents and Approvals..........................................................................29
   SECTION 4.04. Absence of Litigation...........................................................................29
   SECTION 4.05. Financing.......................................................................................29
   SECTION 4.06. Other Transactions..............................................................................29
   SECTION 4.07. Brokers.........................................................................................29

ARTICLE V.  ADDITIONAL AGREEMENTS................................................................................30

   SECTION 5.01. Conduct of Business Prior to the Closing........................................................30
   SECTION 5.02. Parent Action Prior to the Closing..............................................................33
   SECTION 5.03. Access to Information...........................................................................33
   SECTION 5.04. Confidentiality.................................................................................34
   SECTION 5.05. Efforts; Regulatory and Other Authorizations; Consents..........................................34
   SECTION 5.06. Further Action..................................................................................36
   SECTION 5.07. No Solicitation.................................................................................36
   SECTION 5.08. Notification of Certain Matters.................................................................36
   SECTION 5.09. Indemnification of Officers and Directors.......................................................37
   SECTION 5.10. Repayment of Bank Debt and Senior Subordinated Notes............................................37

ARTICLE VI.  EMPLOYEE MATTERS....................................................................................38

   Section 6.01  . Employee Benefits.............................................................................38
   Section 6.02.  Severance Arrangements.........................................................................38

ARTICLE VII.  CONDITIONS TO CLOSING..............................................................................38

   SECTION 7.01. Conditions to Obligations of the Company........................................................38
   SECTION 7.02. Conditions to Obligations of Parent and Merger Sub..............................................39

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER.................................................................40

   SECTION 8.01. Termination.....................................................................................40
   SECTION 8.02. Effect of Termination...........................................................................41
   SECTION 8.03. Waiver..........................................................................................41

ARTICLE IX.  GENERAL PROVISIONS..................................................................................41

   SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements.......................................41
   SECTION 9.02. Expenses........................................................................................41
   SECTION 9.03. Notices.........................................................................................42
   SECTION 9.04. Public Announcements............................................................................42
   SECTION 9.05. Headings........................................................................................43
   SECTION 9.06. Severability....................................................................................43
   SECTION 9.07. Entire Agreement................................................................................43
   SECTION 9.08. Assignment......................................................................................43
   SECTION 9.09. No Third Party Beneficiaries....................................................................43
   SECTION 9.10. Waivers and Amendments..........................................................................43
   SECTION 9.11. Specific Performance............................................................................44
   SECTION 9.12. Governing Law...................................................................................44
   SECTION 9.13. Counterparts....................................................................................44